Exhibit 99.4

LEGACY APPGATE’S MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Legacy Appgate’s financial condition and results of operations is intended to assist in the understanding and assessment of significant changes and trends related to the results of operations and financial position of Legacy Appgate. This discussion and analysis should be read in conjunction with Legacy Appgate’s unaudited condensed consolidated financial statements and the accompanying notes and Legacy Appgate’s audited consolidated financial statements and the accompanying notes, in each case appearing elsewhere in the Current Report on Form 8-K filed by Appgate, Inc. on October 15, 2021 (the “Report”). Unless the context requires otherwise, references in the following discussion and analysis to “Legacy Appgate,” refer to Cyxtera Cybersecurity, Inc. (doing business as AppGate) and its consolidated subsidiaries. Legacy Appgate operates on a calendar year basis. Thus, references to 2020, for example, refer to Legacy Appgate’s year ended December 31, 2020. Capitalized terms used in this section and not defined herein have the respective meanings given to such terms elsewhere in the Report. Numbers and percentages presented throughout this discussion and analysis may not always add up to equivalent totals and/or to 100% due to rounding.

Cautionary Statements

This section contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking and can be identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “should,” “will,” “may,” “forecast,” “approximate,” “expect,” “project,” “seek,” “predict,” “potential,” “intend,” “plan,” “believe,” and other words of similar meaning. Without limiting the generality of the foregoing, forward-looking statements contained in the Report, including this section, include statements regarding Legacy Appgate and its industry relating to matters such as anticipated future financial and operational performance, business prospects, the percentage of Legacy Appgate’s future revenue derived from subscription term-based licenses compared to revenue from services, Legacy Appgate’s expected growth in subscription customers, expected future increases in revenue, gross profit and gross margin, planned investments in sales and marketing and related increases in operating and general and administrative expenses and planned investments in research and development as a result of Legacy Appgate’s expected growth, Legacy Appgate’s ability to fund working capital and capital expenditures for the next 12 months, potential future investments in Legacy Appgate by Magnetar Financial, LLC under the Notes (as defined below), Legacy Appgate’s ability to remain in compliance with covenants under the Notes, the impact of foreign currency exchanges and inflation on Legacy Appgate’s business, strategy and plans and similar matters.

The forward-looking statements included in the Report, including this section, involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Legacy Appgate has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by Legacy Appgate. While Legacy Appgate considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond our control. These risks and uncertainties include, but are not limited to, access to and cost of capital and liquidity, additional expenses associated with becoming a public company, Legacy Appgate’s ability to achieve and maintain future profitability; the effects of increased competition in Legacy Appgate’s markets and Legacy Appgate’s ability to compete effectively; market acceptance of Legacy Appgate’s products and services and Legacy Appgate’s ability to increase adoption of its products; Legacy Appgate’s ability to maintain the security and availability of its products; Legacy Appgate’s ability to develop new products, or enhancements to existing products, and bring them to market in a timely manner; Legacy Appgate’s ability to maintain and expand its customer base, including by attracting new customers; the risk that Legacy Appgate may never be accepted for a listing on a national securities exchange, and other risks set forth under the heading “Risk Factors” in the Report. Forward-looking statements speak only as of the date on which such statements are made, and Legacy Appgate does not intend to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Overview of Legacy Appgate’s Business

Legacy Appgate is a cybersecurity company that protects against breaches and fraud through innovative, identity-centric, context-aware, Zero Trust1 solutions. Zero Trust is an approach to cybersecurity that shifts defenses from static, network-based perimeters to a dynamic security model based on users, assets, and resources. Legacy Appgate exists to provide modern organizations with a solution to the growing cyber crisis, against which their traditional cybersecurity tools are proving ineffective. The need for Appgate is growing as enterprise information technology (“IT”) changes with the adoption of new digital technologies, evolving IT architectures, and the increasing need to accommodate users’ preference to “work from anywhere.” While these changes are necessary for organizations to work efficiently and effectively, they introduce new security challenges. The corporate network is no longer consolidated and neatly protected behind a firewall, but rather has expanded into sprawling, distributed, hybrid environments, often with access to multiple clouds, that are more vulnerable to attacks. Adversaries have simultaneously grown stealthier, more sophisticated, and more determined, and have a track record of outmaneuvering legacy cybersecurity tools and wreaking havoc on organizations. Taken together, these changes have created a perfect storm which required a fundamentally different solution, Zero Trust, of which Legacy Appgate has been a pioneer and recognized industry leader.

Legacy Appgate’s purpose-built solutions uniquely apply the principles of Zero Trust to protect organizations against growing cyber threats by applying the right access policies, and in the event of a security breach, limiting adversaries’ ability to cause widespread damage. Our solutions also reduce operational complexity by integrating with existing enterprise software and distinctively protecting users and networks across all IT infrastructure environments, whether cloud, hybrid, or on-premises, thus providing a ubiquitous, dynamic, user-centered foundation for organizations’ Zero Trust cybersecurity initiatives. Legacy Appgate enables businesses to meet both their immediate need to make their organizations resilient to adversaries without slowing down business, as well as their long-term need to develop a more modern, proactive cybersecurity approach essential for future success.

Legacy Appgate’s headquarters is in Coral Gables, Florida.

Factors Affecting Legacy Appgate’s Business

Formation and Cyxtera Spin-Off

Prior to December 31, 2019, Legacy Appgate was wholly owned by Cyxtera Technologies, Inc. (“Cyxtera”).

Legacy Appgate’s consolidated financial statements for the periods prior to December 31, 2019 were prepared in accordance with Securities and Exchange Commission (“SEC”) guidance for carve-out financial statements.

In connection with the formation of Cyxtera in 2017, Cyxtera and all of Cyxtera’s subsidiaries and controlled affiliates as of such date, including Legacy Appgate (collectively, the “Company Group”), entered into an Intercompany Master Services Agreement (the “Intercompany Master Services Agreement”). Under the Intercompany Master Services Agreement, Cyxtera Management, Inc., a wholly owned subsidiary of Cyxtera (the “Management Company”), agreed to provide certain services to other members of the Company Group from time to time, including financial, accounting, administrative, facilities and other services. For the year ended December 31, 2019 and prior, Cyxtera allocated a portion of the Management Company’s general and administrative, depreciation and amortization, interest and certain other expenses to Legacy Appgate using the direct allocation method based on direct usage when identifiable or the most relevant allocation method to the services being provided. These allocation methods included the following methods applied consistently: (i) sales bookings; (ii) revenue; (iii) number of customers; (iv) number of employees; (v) number of vendor payments; and (vi) number of customer invoices. In 2019, operating expenses allocated to Legacy Appgate in such manner were as follows (in thousands):

2019
General and administrative	$19,698
Depreciation and amortization	1,411
Interest expense, net	182
Other expenses, net	22
Total	$21,313

[1]	Zero Trust enhances security by eliminating the implicit trust that is often granted based on physical or network location, instead requiring that all access be earned via dynamic attributes and strong authentication. Unlike traditional security models in which users are given overprivileged access and can easily move laterally within a network, Zero Trust only grants users access to resources that are needed to do their job at a particular time and place. Users are continuously monitored so that if their context or device changes, access can be revoked. This approach makes organizations much more resilient to attacks.

In the opinion of management, the assumptions and method of allocating these costs were reasonable. However, such expenses are not indicative of, nor is it practical or meaningful to estimate for all historical periods presented, the actual level of expenses that would have been incurred had Legacy Appgate been operating as a separate, stand-alone public company.

Upon consummation of the Cyxtera Spin-Off (as such term is defined in the Report), Legacy Appgate and the Management Company entered into a transition services agreement (the “Transition Services Agreement”), pursuant to which the Management Company provided certain transition services to Legacy Appgate, and Legacy Appgate provided certain transition services to the Management Company. The term under the Transition Services Agreement commenced on January 1, 2020 and ended on June 30, 2021. Substantially all of the obligations under the Transition Services Agreement ceased on December 31, 2020.

During 2020, the Management Company charged Legacy Appgate $4.2 million for services rendered under the Transition Services Agreement. Such costs are included in general and administrative expenses in Legacy Appgate’s consolidated statement of operations for 2020. For the three and six months ended June 30, 2020, the Management Company charged Legacy Appgate $1.3 million and $2.7 million, respectively, for services rendered under the Transition Services Agreement. Charges under the Transition Services Agreement for the three and six months ended June 30, 2021 were insignificant. Such costs are included in general and administrative expenses in Legacy Appgate’s unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2020.

During 2020, Legacy Appgate charged the Management Company $0.3 million of fees for services provided to the Management Company and its affiliates by Legacy Appgate under the Transition Services Agreement. Income for these services is included in other expense, net in Legacy Appgate’s consolidated statement of operations for 2020. For the three and six months ended June 30, 2021, Legacy Appgate charged the Management Company $48 thousand and $0.1 million, respectively, of fees for services provided to the Management Company and its affiliates by Legacy Appgate under the Transition Services Agreement. For the three and six months ended June 30, 2020, Legacy Appgate charged the Management Company $0.1 million and $0.3 million, respectively, of fees for services provided to the Management Company and its affiliates by Legacy Appgate under the Transition Services Agreement. Income for these services is included in other expense, net in the unaudited condensed consolidated statement of operations for the three and six months ended June 30, 2021 and 2020.

On February 8, 2021, Legacy Appgate made a payment of $1.0 million to Cyxtera (and/or its subsidiaries) as settlement in full of trade balances with Cyxtera and its subsidiaries and other amounts due to / from under the Intercompany Master Services Agreement and the Transition Services Agreement, which trade balances and other amounts totaled $2.6 million.

Promissory Notes

On March 31, 2019, Legacy Appgate issued promissory notes to each of Cyxtera and the Management Company (together, the “Promissory Notes”) evidencing funds borrowed at such time by Legacy Appgate from each of Cyxtera and the Management Company, as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount). Interest accrued on the unpaid principal balance of the Promissory Notes at a rate per annum equal to 3%; provided, that with respect to any day during the period from the date of the Promissory Notes through December 31, 2019, interest was calculated assuming that the unpaid principal balance of the Promissory Notes on such day was the unpaid principal amount of the Promissory Notes on the last calendar day of the quarter in which such day occurs. Interest was payable upon the maturity date of the Promissory Notes. Each of the Promissory Notes had an initial maturity date of March 30, 2020 and was extended through March 30, 2021 by amendments entered into effective as of March 30, 2020.

The outstanding principal and interest under the Promissory Notes was $153.8 million and $130.3 million as of December 31, 2020 and 2019, respectively.

On February 8, 2021, Legacy Appgate repaid Cyxtera $20.6 million, representing the entirety of the then outstanding principal and interest under the Promissory Note held by Cyxtera, and Legacy Appgate made a partial repayment of $99.0 million to the Management Company on the then outstanding principal and interest of $133.6 million under the Promissory Note held by the Management Company. On that same date, the Management Company issued Legacy Appgate a payoff letter, extinguishing the balance remaining unpaid following such repayment. Because Cyxtera was Legacy Appgate’s direct parent at the time of issuance of the Promissory Notes and an affiliate under common control with Legacy Appgate at the time of repayment, Legacy Appgate accounted for the note extinguishment of $34.6 million as a capital contribution in 2021.

Sale of Brainspace

On September 30, 2020, Legacy Appgate adopted a plan for the sale of Brainspace Corporation (“Brainspace”), a formerly wholly owned subsidiary of Legacy Appgate, which met the criteria for discontinued operations under ASC Topic 205-20, Presentation of Financial Statements – Discontinued Operations – see Note 3 to Legacy Appgate’s unaudited condensed consolidated financial statements and Legacy Appgate’s consolidated financial statements for discontinued operations disclosures. Legacy Appgate executed a securities purchase agreement with respect to the sale of 100% of the outstanding equity interests of Brainspace for cash consideration of $125.0 million on December 17, 2020, and the sale transaction closed on January 20, 2021. Brainspace offers a comprehensive and advanced data analytics platform for investigations, eDiscovery, intelligence mining, and compliance. Unless otherwise stated, all discussion of Legacy Appgate’s results of operations included in this discussion and analysis focus on continuing operations.

Merger with Newtown Lane

On February 8, 2021, Legacy Appgate entered into the Merger Agreement with Newtown Lane (as defined in the Report), and Merger Sub (as defined in the Report). Pursuant to the Merger Agreement, Merger Sub has agreed to merge with and into Legacy Appgate, with Legacy Appgate surviving the Merger as a wholly owned subsidiary of Newtown Lane. Upon consummation of the Merger, Newtown Lane will change its name to “Appgate, Inc.” (“Appgate”). The Merger is expected to be consummated during the fourth quarter of calendar year 2021.

Risks and Uncertainties due to COVID-19

The COVID-19 pandemic continues to evolve and disrupt normal activities in many segments of the U.S. and global economies even as COVID-19 vaccines have been and continue to be administered in 2021. Much uncertainty still surrounds the pandemic, including its duration and ultimate overall impact on Legacy Appgate’s operations. Management continues to carefully evaluate potential outcomes and has plans to mitigate related risks. While the COVID-19 pandemic did not have a material impact on Legacy Appgate’s business, financial condition or results of operations for the year ended December 31, 2020, management took measures during such periods to minimize the risks from the pandemic. Those measures were aimed at safeguarding Legacy Appgate, and the health, safety and wellbeing of its employees and customers.

Public Company Costs

Following the consummation of the Merger, Appgate will become a public company, which will require hiring of additional staff and implementation of processes and procedures to address public company regulatory requirements and customary practices. Appgate expects to incur substantial additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external costs for investor relations, accounting, audit, legal, corporate secretary and other functions.

Key Components of Results of Operations

Revenues

Legacy Appgate recognizes revenue under ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, Legacy Appgate recognizes revenue when its customers obtain control of goods or services in an amount that reflects the consideration that it expects to receive in exchange for those goods or services.

Legacy Appgate primarily sells its software through on-premise term-based license agreements, perpetual license agreements and SaaS subscriptions, which allow its customers to use its SaaS services without taking possession of the software. Legacy Appgate’s products offer substantially the same functionality whether its customers receive them through a perpetual, or term-based license or a SaaS arrangement. Legacy Appgate’s agreements with customers for software licenses may include maintenance contracts and may also include professional services contracts. Maintenance revenues consist of fees for providing unspecified software updates and technical support for its products for a specified term, which is typically one to three years. Legacy Appgate offers a portfolio of professional services and extended support contract options to assist its customers with integration, optimization, training and ongoing advanced technical support. Legacy Appgate also generates revenue from threat advisory services, including penetration testing, application assessments, vulnerability analysis, reverse engineering, architecture review and source code review.

Subscription. Legacy Appgate’s term-based license arrangements include both upfront revenue recognition when the distinct license is made available to the customer as well as revenue recognized ratably over the contract period for support and maintenance based on the stand-ready nature of these elements. Revenue on Legacy Appgate’s SaaS arrangements is recognized ratably over the contract period as Legacy Appgate satisfies the performance obligation, beginning on the date the service is made available to its customers.

Subscription revenue represented approximately 72% and 63% of Legacy Appgate’s revenue for the years ended December 31, 2020 and 2019, respectively, 87% for each of the three months ended June 30, 2021 and 2020, and 77% and 69% for the six months ended June 30, 2021 and 2020, respectively. Legacy Appgate expects that a majority of its revenue will be from subscriptions for the foreseeable future. Changes in period-over-period subscription revenue growth are primarily impacted by the following factors:

●	the type of new and renewed subscriptions (i.e., term-based or SaaS); and

●	the duration of new and renewed term-based subscriptions.

While the number of new and increased subscriptions during a period impacts Legacy Appgate’s subscription revenue growth, the type and duration of those subscriptions has a significantly greater impact on the amount and timing of revenue recognized in a period. Subscription revenue from the software license components of term-based licenses is recognized at the beginning of the subscription term, while subscription revenue from SaaS and support and maintenance is recognized ratably over the subscription term. As a result, Legacy Appgate’s revenue may fluctuate due to the timing of the software license components of term-based licensing transactions. In addition, keeping other factors constant, when the percentage of subscription term-based licenses to total subscriptions sold or renewed in a period increases relative to the prior period, revenue growth will increase. Conversely, when the percentage of subscription SaaS and support and maintenance to total subscriptions sold or renewed in a period increases, revenue growth will generally decrease, as compared to a prior period. Additionally, a multi-year subscription term-based license will generally result in greater revenue recognition up front relative to a one-year subscription term-based license. Therefore, keeping other factors constant, revenue growth will also trend higher in a period where the percentage of multi-year subscription term-based licenses to total subscription term-based licenses increases.

Perpetual licenses. Legacy Appgate’s perpetual license arrangements include both upfront revenue recognition when the distinct license is made available to the customer as well as revenue recognized ratably over the contract period for support and maintenance based on the stand-ready nature of these elements. Revenue related to support and maintenance is included as part of subscription revenue.

For the years ended December 31, 2020 and 2019, approximately 8% and 10%, respectively, of Legacy Appgate’s revenue was from perpetual licenses, 1% for each of the three months ended June 30, 2021 and 2020, and 7% and 8%, respectively, for the six months ended June 30, 2021 and 2020.

Services and other. Legacy Appgate’s services-related performance obligations predominantly relate to the provision of consulting and threat advisory services, and to a lesser extent, training and software installation. Software installation services are distinct from subscriptions and do not result in significant customization of the software. Legacy Appgate’s services are generally priced on a time and materials basis, which is generally invoiced monthly and for which revenue is recognized as the services are performed. Revenue from Legacy Appgate’s training services and sponsorship fees is recognized on the date the services are complete. Over time, Legacy Appgate expects services revenue to remain relatively stable as a percentage of total revenue.

For the years ended December 31, 2020 and 2019, approximately 19% and 28%, respectively, of Legacy Appgate’s revenue was from services and other, 13% for each of the three months ended June 30, 2021 and 2020, and 16% and 23%, respectively, for the six months ended June 30, 2021 and 2020.

Concentrations. The following table summarizes revenue by main geography in which Legacy Appgate operates, including in the United States and Canada (“US&C”), Latin America (“LATAM”), Europe, the Middle East and Africa (“EMEA”), and Asia Pacific (“APAC”), based on the billing address of customers who have contracted with Legacy Appgate (in thousands):

	Years Ended December 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2021	2020	2021	2020
US&C	$17,385	$15,875	$5,660	$3,709	$10,487	$8,971
LATAM	11,768	11,198	3,033	2,375	7,387	5,892
EMEA	2,857	2,242	810	679	1,354	1,179
APAC	1,719	1,077	383	356	728	702
Total	$33,729	$30,392	$9,886	$7,119	$19,956	$16,744

No single Legacy Appgate customer accounted for 10% or more of the total revenue in the periods presented.

Cost of Revenue

Cost of revenue consists primarily of employee compensation costs for employees associated with supporting Legacy Appgate’s licensing arrangements and service arrangements, certain third-party expenses and the amortization of developed technology assets. Employee compensation and related costs include cash compensation and benefits to employees, equity-based compensation, costs of third-party contractors and associated overhead costs. Third-party expenses consist of cloud infrastructure costs and other expenses directly associated with Legacy Appgate’s customer support. Legacy Appgate expects cost of revenue to increase in absolute dollars relative to the growth of its business.

Gross Profit and Gross Margin

Gross profit, or revenue less cost of revenue, and gross margin, or gross profit as a percentage of revenue, have been and will continue to be affected by various factors, including the timing of Legacy Appgate’s acquisition of new customers and renewals of and follow-on sales to existing customers, the average sales price of its services, mix of services offered in its solutions, including new product introductions, the extent to which it expands its customer support and operations and the extent to which Legacy Appgate can increase the efficiency of its technology and infrastructure through technological improvements. Legacy Appgate expects gross profit to increase in absolute dollars and gross margin to increase slightly over the long term, although its gross profit and gross margin could fluctuate from period to period depending on the interplay of all the above factors.

Operating Expenses

Legacy Appgate’s operating expenses consist of sales and marketing, research and development, and general and administrative expenses. Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, bonuses, equity-based compensation expense and, with respect to sales and marketing expenses, sales commissions that are recognized as expenses. Operating expenses also include overhead costs for facilities, IT, depreciation expense and amortization expense.

Sales and Marketing

Sales and marketing expenses consist primarily of employee compensation and related expenses, including salaries, bonuses and benefits for Legacy Appgate’s sales and marketing employees, sales commissions that are recognized as expenses over the period of benefit, equity-based compensation expense, marketing and channel programs, travel and entertainment expenses, expenses for conferences and events and allocated overhead costs. Legacy Appgate capitalizes its sales commissions and associated payroll taxes and recognizes them as expenses over the estimated period of benefit. The amount recognized in its sales and marketing expenses reflects the amortization of cost previously deferred as attributable to each period presented in Legacy Appgate’s unaudited condensed consolidated financial statements and Legacy Appgate’s consolidated financial statements, as described in Note 1 – Business and Summary of Significant Accounting Policies to Legacy Appgate’s unaudited condensed consolidated financial statements and consolidated financial statements included elsewhere in the Report. Advertising expenses are charged to sales and marketing expense in the consolidated statements of operations as incurred.

Legacy Appgate intends to continue to make significant investments in its sales and marketing organization to drive additional revenue, further penetrate the market and expand its global customer base. As a result, Legacy Appgate expects its sales and marketing expenses to continue to increase in absolute dollars and to be its largest operating expense category for the foreseeable future. In particular, Legacy Appgate will continue to invest in growing and training its sales force, broadening its brand awareness and expanding and deepening its channel partner relationships. However, Legacy Appgate expects sales and marketing expenses to decrease as a percentage of its revenue over the long term, although its sales and marketing expenses may fluctuate as a percentage of revenue from period to period due to the timing and extent of these expenses.

Research and Development

Research and development costs to develop software to be sold, leased or marketed are expensed as incurred up to the point of technological feasibility for the related software product. Legacy Appgate has not capitalized development costs for software to be sold, leased or marketed to date, as the software development process is essentially completed concurrent with the establishment of technological feasibility. As such, these costs are expensed as incurred and recognized in research and development costs in the consolidated statements of operations.

Software developed for internal use, with no substantive plans to market such software at the time of development, are capitalized and included in property and equipment, net in the consolidated balance sheets. Costs incurred during the preliminary planning and evaluation and post implementation stages of the project are expensed as incurred. Costs incurred during the application development stage of the project are capitalized.

Legacy Appgate’s research and development expenses support its efforts to add new features to its existing offerings and to ensure the reliability, availability and scalability of its solutions. Legacy Appgate’s research and development teams employ software engineers in the design and the related development, testing, certification and support of its solutions. Accordingly, the majority of Legacy Appgate’s research and development expenses result from employee-related costs, including salaries, bonuses and benefits and costs associated with technology tools used by its engineers.

Legacy Appgate intends to continue to make significant investments in research and development to extend the features of its existing offerings and technology capabilities.

General and Administrative

General and administrative expenses consist primarily of employee-related costs, including salaries and bonuses, equity-based compensation expense and employee benefit costs for Legacy Appgate’s finance, legal, human resources and administrative personnel, as well as professional fees for external legal services (including certain litigation-related expenses), accounting and other related consulting services. If any, litigation-related expenses include professional fees and related costs incurred by Legacy Appgate in defending or settling significant claims that its management deem not to be in the ordinary course of Legacy Appgate’s business and, if applicable, accruals related to estimated losses in connection with these claims. Legacy Appgate expects its general and administrative expenses to increase in absolute dollars for the foreseeable future, as it continues to incur compliance costs and other related costs necessary to operate as a public company. However, Legacy Appgate expects its general and administrative expenses to decrease as a percentage of revenue over the long term, although its general and administrative expenses may fluctuate as a percentage of revenue from period to period due to the timing and extent of these expenses.

Depreciation and Amortization

Acquired intangible assets consist of identifiable intangible assets, including trademarks and tradenames and customer relationships resulting from business combinations. Acquired finite-lived intangible assets are initially recorded at fair value and are amortized on a straight-line basis over their estimated useful lives. Amortization expense for trademarks and tradenames and customer relationships is recorded primarily within depreciation and amortization in the consolidated statements of operations.

Interest Expense

Interest expense consists primarily of interest incurred on Legacy Appgate’s obligations under the Notes and through February 8, 2021, obligations under the Promissory Notes. See “Liquidity and Capital Resources.”

Income Tax

Through December 31, 2019, the operations of Legacy Appgate were included in the consolidated U.S. federal, state, local and foreign income tax returns filed by Cyxtera, where applicable. Income tax expense and other income tax related information contained in the consolidated financial statements is presented on a separate return basis as if Legacy Appgate filed its own tax returns for 2019.

Legacy Appgate’s income taxes, as presented in the consolidated financial statements, may not be indicative of the income taxes it will generate in the future. In jurisdictions where Legacy Appgate was included in the tax returns filed by Cyxtera, any income taxes payable/receivable resulting from the related income tax provisions have been reflected in the balance sheets of each separate entity’s provision.

Benefit (provision) for income taxes consists primarily of income taxes related to U.S. federal and state income taxes and income taxes in foreign jurisdictions in which Legacy Appgate conducts business.

Results of Operations

The following tables set forth Legacy Appgate’s consolidated results of operations for the periods presented. The period-to-period comparisons of Legacy Appgate’s historical results are not necessarily indicative of the results that may be expected in the future. The results of operations data for the years ended December 31, 2020 and 2019 have been derived from Legacy Appgate’s audited consolidated financial statements included elsewhere in the Report. The results of operations data for the three and six months ended June 30, 2021 and 2020 have been derived from Legacy Appgate’s unaudited condensed consolidated financial statements which have been prepared following substantially the same basis and estimates and assumptions as those used by management in the preparation of Legacy Appgate’s consolidated financial statements and related notes included elsewhere in the Report.

Three and six months ended June 30, 2021 and 2020. The following table sets forth Legacy Appgate’s historical operating results for the periods indicated, and the changes between periods (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Variance %	2021	2020	Variance %
Revenue	$9,886	$7,119	39%	$19,956	$16,744	19%
Cost of revenue, exclusive of amortization shown below	4,169	3,598	16%	7,747	7,544	3%
Amortization expense	1,131	1,624	-30%	2,262	3,248	-30%
Total cost of revenue	5,300	5,222	1%	10,009	10,792	-7%
Gross profit	4,586	1,897	142%	9,947	5,952	67%
Operating expenses:
Sales and marketing	9,166	6,793	35%	16,280	13,329	22%
Research and development	2,723	2,137	27%	4,920	4,480	10%
General and administrative	4,599	4,901	-6%	7,941	10,228	-22%
Depreciation and amortization	1,352	1,282	5%	2,693	2,624	3%
Total operating expenses	17,840	15,113	18%	31,834	30,661	4%
Loss from continuing operations	(13,254)	(13,216)	0%	(21,887)	(24,709)	-11%
Interest expense, net	(643)	(976)	-34%	(1,476)	(1,971)	-25%
Other (expenses) income, net	(93)	9	-1133%	(219)	(1,537)	-86%
Loss from continuing operations before income taxes	(13,990)	(14,183)	-1%	(23,582)	(28,217)	-16%
Income tax expense of continuing operations	(592)	(628)	-6%	(1,005)	(836)	20%
Net loss of continuing operations	(14,582)	(14,811)	2%	(24,587)	(29,053)	15%
Net income of discontinued operations, net of tax	-	586	-100%	60,012	3,878	1447%
Net (loss) income	$(14,582)	$(14,225)	3%	$35,425	$(25,175)	-241%

Revenues

Revenues from continuing operations were as follows for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Variance %	2021	2020	Variance %
Subscription revenue	$8,579	$6,174	39%	$15,404	$11,587	33%
Perpetual licenses	58	43	35%	1,371	1,320	4%
Services and other	1,249	902	38%	3,181	3,837	-17%
Total	$9,886	$7,119	39%	$19,956	$16,744	19%

Revenues increased by $2.8 million, or 39%, for the three months ended June 30, 2021 compared to the same period in the prior year. The increase in revenue was primarily attributable to higher subscription revenue of $2.4 million, of which $1.3 million was due to an increase in multi-year subscription term-based licenses revenue and $0.7 million from an increase in one-year subscription term-based licenses. Services and other revenue also increased by $0.3 million during the same period as a result of an increase in service hours billed to customers during the three months ended June 30, 2021 compared to the same period in the prior year.

Revenues increased by $3.2 million, or 19%, for the six months ended June 30, 2021 compared to the same period in the prior year. The increase in revenue was primarily attributable to higher subscription revenue of $3.8 million, of which $2.0 million was due to an increase in multi-year subscription term-based licenses revenue, $1.5 million resulting from an increase in one-year subscription term-based licenses, and $0.4 million resulting from higher support and maintenance. These increases in revenue were partially offset by a decrease in services and other revenue of $0.7 million during the same period as a result of an overall decrease in service hours billed to customers during the six months ended June 30, 2021 compared to the same period in the prior year.

Cost of Revenue

Total cost of revenue from continuing operations increased by $0.1 million, or 1%, for the three months ended June 30, 2021 compared to the same period in the prior year. The increase in total cost of revenue was primarily the result of higher subscription service and equipment resale costs in line with the increase in other services and revenue during the same period, partially offset by lower amortization expense of $0.5 million due to some of Legacy Appgate’s developed technology assets becoming fully amortized during the period.

Total cost of revenue from continuing operations decreased by $0.8 million, or 7%, for the six months ended June 30, 2021 compared to the same period in the prior year. The decrease in total cost of revenue was primarily the result of lower amortization expense of $1.0 million due to some of Legacy Appgate’s developed technology becoming fully amortized during the period.

Gross Profit

Gross profit totaled $4.6 million for the three months ended June 30, 2021, an increase of $2.7 million, when compared to the same period in the prior year. Gross profit totaled $9.9 million for the six months ended June 30, 2021, an increase of $4.0 million, when compared to the same period in the prior year. These increases were the result of the factors described above.

Operating Expenses

Total operating expenses from continuing operations increased by $2.7 million, or 18%, for the three months ended June 30, 2021 when compared to the same period in the prior year. Total operating expenses from continuing operations increased by $1.2 million, or 4%, for the six months ended June 30, 2021 when compared to the same period in the prior year. The main factors contributing to the increase in operating expenses are described below.

Sales and marketing expenses increased by $2.4 million, or 35%, for the three months ended June 30, 2021 when compared to the same period in the prior year. Sales and marketing expenses increased by $3.0 million, or 22%, for the six months ended June 30, 2021 when compared to the same period in the prior year. These increases were primarily the result of an increase in personnel costs from higher headcount in 2021 and to a lesser extent, costs incurred in connection with the Merger transaction and related initiatives.

Research and development increased $0.6 million, or 27%, for the three months ended June 30, 2021 when compared to the same period in the prior year. Research and development increased $0.4 million, or 10%, for the six months ended June 30, 2021 when compared to the same period in the prior year. These increases were the result of an increase in personnel costs from higher headcount in 2021.

General and administrative expenses decreased by $0.3 million, or 6%, for the three months ended June 30, 2021 when compared to the same period in the prior year. The decrease in general and administrative expenses for the three months ended June 30, 2021 when compared to the same period in the prior year was primarily due to a decrease of $0.8 million in facilities costs, as Legacy Appgate’s workforce has been working from home, and lower severance of $0.6 million, partially offset by higher professional services fees of $1.1 million incurred in connection with the Merger transaction and related initiatives. General and administrative expenses decreased by $2.3 million, or 22%, for the six months ended June 30, 2021 when compared to the same period in the prior year. The decrease in general and administrative expenses for the six months ended June 30, 2021 when compared to the same period in the prior year was primarily due to a decrease of $1.8 million in facilities costs, and lower severance of $0.8 million, partially offset by higher professional services fees of $1.5 million, in each case for the reasons described above.

Depreciation and Amortization

Depreciation and amortization expense increased by $0.1 million for the three and six months ended June 30, 2021 when compared to the same periods in the prior year. These increases in depreciation and amortization were primarily due to depreciation and amortization on purchases of property and equipment during 2020 and 2021.

Interest Expense, Net

Interest expense, net decreased by $0.3 million for the three months ended June 30, 2021 when compared to the same period in the prior year. Interest expense, net decreased by $0.5 million for the six months ended June 30, 2021 when compared to the same period in the prior year. These decreases in interest expense, net were primarily attributable to the change in the mix of Legacy Appgate’s debt during 2021. During 2020, interest expense consisted of interest incurred under the Promissory Notes. The average outstanding balance of the Promissory Notes during 2020 was $137.4 million. As described above, the Promissory Notes were repaid in part with the balance extinguished, in each case on February 8, 2021. On February 9, 2021, Legacy Appgate issued $50.0 million in aggregate principal amount of the Notes, which are described below.

Other (Expenses) Income, Net

Other expenses, net was $0.1 million for the three months ended June 30, 2021. Other expenses, net was $0.2 million for the six months ended June 30, 2021 when compared to $1.5 million for the same period in the prior year. The change during the six months ended June 30, 2021 was primarily due to a disposal of fixed assets following separation from Cyxtera.

Income Tax Expense

Legacy Appgate’s effective tax rate for the three months ended June 30, 2021 and 2020 was 4.2% and 4.4%, respectively. The effective tax rate for the three months ended June 30, 2021 and 2020 differs from the U.S. Federal income tax rate of 21% primarily due to foreign taxes and changes in the valuation allowance provided against deferred tax assets.

Legacy Appgate’s effective tax rate for the six months ended June 30, 2021 and 2020 was 4.3% and 3%, respectively. The effective tax rate for the six months ended June 30, 2021 and 2020 differs from the U.S. Federal income tax rate of 21% primarily due to foreign taxes and changes in the valuation allowance provided against deferred tax assets.

Years ended December 31, 2020 and 2019. The following table sets forth Legacy Appgate’s historical operating results for the periods indicated, and the changes between periods (in thousands):

	2020	2019	Variance %
Revenue	$33,729	$30,392	11%
Cost of revenue, exclusive of amortization shown below	15,560	15,822	-2%
Amortization expense	6,168	6,697	-8%
Total cost of revenue	21,728	22,519	-4%
Gross profit	12,001	7,873	52%
Operating expenses:
Sales and marketing	25,175	16,097	56%
Research and development	9,782	11,682	-16%
General and administrative	15,824	28,651	-45%
Depreciation and amortization	5,211	6,649	-22%
Goodwill impairment	-	170,000	-100%
Total operating expenses	55,992	233,079	-76%
Loss from continuing operations	(43,991)	(225,206)	-80%
Interest expense, net	(4,088)	(2,785)	47%
Other expenses, net	(1,640)	(976)	68%
Loss from continuing operations before income taxes	(49,719)	(228,967)	-78%
Income tax expense of continuing operations	(1,842)	(1,242)	48%
Net loss of continuing operations	(51,561)	(230,209)	-78%
Net income (loss) of discontinued operations, net of tax	1,136	(265)	-529%
Net loss	$(50,425)	$(230,474)	-78%

Revenues

Revenues from continuing operations were as follows for 2020 and 2019:

	2020	2019	Variance %
Subscription revenue	$24,432	$19,039	28%
Perpetual licenses	2,770	2,946	-6%
Services and other	6,527	8,407	-22%
Total	$33,729	$30,392	11%

Revenues increased by $3.3 million, or 11%, during 2020 compared to 2019. The increase in revenue was primarily attributable to higher subscription revenue of $5.4 million, of which $2.8 million was due to an increase in multi-year subscription term-based licenses revenue and $1.8 million resulting from more one-year subscription term-based licenses. These increases were partially offset by a decrease of $1.9 million in services and other revenue primarily as a result of fewer hours billed to customer projects due to the impact of COVID-19 and the cancellation of Legacy Appgate’s annual cybersecurity conference.

Cost of Revenue

Total cost of revenue from continuing operations decreased by $0.8 million, or 4%, during 2020 compared to 2019. The decrease in total cost of revenue was primarily the result of lower amortization expense of $0.5 million and lower employee-related expenses of $0.9 million as a result of lower headcount in 2020, and lower conference costs of $0.7 million due to the cancellation of Legacy Appgate’s annual cybersecurity conference due to COVID-19, partially offset by higher IT costs of $1.3 million incurred as Legacy Appgate established its own IT infrastructure following the separation from Cyxtera.

Gross Profit

Gross profit totaled $12.0 million for 2020, an increase of $4.1 million, or 52%, when compared to 2019. This increase was the result of the factors described above.

Operating Expenses

Total operating expenses from continuing operations decreased by $177.1 million, or 76%, during 2020 compared to 2019, primarily as a result of $170.0 million of goodwill impairment recognized in 2019. The impairment charge was attributed to weaker performance in sales while operating under Cyxtera, as compared to the assumptions contained in the models originally used to value the assets recognized by Cyxtera upon its acquisition of Legacy Appgate. Other factors that contributed to the $177.1 million variance in operating expenses are detailed below.

Sales and marketing expenses increased by $9.1 million, or 56%, for 2020 when compared to 2019. This increase was mainly the result of an expansion in the sales force and marketing departments, including increased headcount, to support Legacy Appgate’s increase in revenue and growth in operations after its separation from Cyxtera.

Research and development decreased $1.9 million, or 16%, for 2020 when compared to 2019, principally due to a reduction in personnel costs resulting from the timing of new hires following the Cyxtera Spin-Off. As described above, Legacy Appgate expects to make significant investments in research and development in the future to extend the features of its existing offerings and technology capabilities.

General and administrative expenses decreased by $12.8 million, or 45%, for 2020 when compared to 2019. The decrease in general and administrative expenses was primarily due to the $19.7 million allocation by Cyxtera of a portion of the costs of the Management Company, partially offset by the $4.2 million charged to Legacy Appgate during 2020 under the Transition Services Agreement, and $0.9 million higher professional services in 2020.

Depreciation and Amortization

Depreciation and amortization expense decreased by $1.4 million for 2020 when compared to 2019. The decrease in depreciation and amortization was primarily due to a disposal of fixed assets following separation from Cyxtera.

Interest Expense, Net

Interest expense, net increased by $1.3 million for 2020 when compared to 2019. The increase in interest expense, net was directly attributable to the increase in amounts owed under the Promissory Notes and the length of time during which the balances were outstanding. The Promissory Notes were issued on March 31, 2019; thus, for 2019, interest was incurred for only 9 months of the year, while for 2020, interest was incurred for the entire year and for a greater average outstanding balance. During 2020, Legacy Appgate borrowed an additional $19.4 million from Cyxtera and/or the Management Company under the Promissory Notes.

Other Expenses, Net

Other expenses, net increased by $0.7 million for 2020 when compared to 2019, primarily from a loss on disposal of fixed assets of $1.7 million following separation from Cyxtera, partially offset by $0.3 million income received by Legacy Appgate under the Transition Services Agreement.

Income Tax Expense

Legacy Appgate’s effective tax rate for 2020 and 2019 was 3.7% and 0.5%, respectively. The effective tax rate for 2020 differs from the U.S. Federal income tax rate of 21% primarily due to changes in the valuation allowance, state taxes, and foreign taxes. The effective tax rate for 2019 differs from the U.S. Federal income tax rate of 21% primarily due to the permanent addback of the goodwill impairment and changes in the valuation allowance.

Liquidity and Capital Resources

As of June 30, 2021 and December 31, 2020, Legacy Appgate had cash and cash equivalents of $33.1 million and $3.5 million, respectively. Historically, Legacy Appgate’s principal source of liquidity was borrowing availability under the Promissory Notes and cash generated from Legacy Appgate’s operations. As discussed above, on February 8, 2021, Legacy Appgate repaid Cyxtera the full amount of the Promissory Note held by Cyxtera and made a partial repayment on the then accumulated principal and interest under the Promissory Note held by the Management Company. On that same date, the Management Company issued a payoff letter to Legacy Appgate extinguishing the balance remaining unpaid of $34.6 million following such repayment. The payoff letter resulted in the full settlement and extinguishment of the Promissory Note held by the Management Company. We have generated significant operating losses and negative cash flows from operations as reflected in our accumulated deficit and condensed consolidated statements of cash flows. We expect to continue to incur operating losses and negative cash flows from operations for the foreseeable future. Currently, Legacy Appgate’s principal sources of liquidity are the proceeds from the issuance of the Notes as described below and cash generated from Legacy Appgate’s operations, which have enabled Legacy Appgate to make continued investments to support the growth of its business. In addition, upon closing of the Merger, Legacy Appgate expects to issue an additional $25.0 million in aggregate principal amount of the Notes as described below. Legacy Appgate expects that proceeds from the Notes and cash generated from Legacy Appgate’s operations will provide sufficient cash to fund working capital and capital expenditures for at least the next 12 months.

Debt

As of June 30, 2021, Legacy Appgate had $50.0 million in aggregate principal amount of its Notes outstanding. As of December 31, 2020, Legacy Appgate had $153.8 million due under the Promissory Notes. As discussed above, the Promissory Notes were fully settled and extinguished on February 8, 2021.

Convertible Notes

On February 9, 2021, Legacy Appgate issued $50.0 million in aggregate principal amount of convertible senior notes due 2024 (the “Notes”) to various funds managed by Magnetar Financial LLC (“Magnetar”). The Notes are subject to the terms and conditions of the note issuance agreement between Legacy Appgate and Magnetar, the representative of the holders (the “Note Issuance Agreement”), and the note purchase agreement between Legacy Appgate and the lender parties thereto.

On issuance, Legacy Appgate received net proceeds of $49.8 million from the sale of the Notes, after deducting fees and expenses of $0.2 million. Legacy Appgate recorded the expenses as debt issuance costs that will be amortized over the term of the Notes.

The Notes are senior, unsecured obligations of Legacy Appgate, and the payment of the principal and interest is unconditionally guaranteed, jointly and severally by Legacy Appgate’s U.S. subsidiaries. The Notes will mature on February 9, 2024, unless earlier converted, redeemed, or repurchased. Upon closing of the Merger, Legacy Appgate expects to issue an additional $25.0 million in aggregate principal amount of Notes. Legacy Appgate may also issue up to an additional $25.0 million in aggregate principal amount of Notes at the election of the holders of the Notes, in one or more closings, on or prior to February 8, 2022.

Interest on the Notes is payable either entirely in cash or entirely in kind (“PIK Interest”), or a combination of cash and PIK Interest at Legacy Appgate’s discretion. The Notes bear interest at the annual rate of 5.0% with respect to interest payments made in cash and 5.5% with respect to PIK Interest, with interest payable semi-annually on February 1 and August 1 of each year, commencing on August 1, 2021. Additional notes (“PIK Notes”) to be issued for PIK Interest will have the same terms and conditions as the Notes. The Note Issuance Agreement includes certain affirmative and financial covenants Legacy Appgate is required to satisfy. Legacy Appgate was in compliance with all covenants as of June 30, 2021 and expects to remain in compliance with such covenants for at least the next 12 months.

If the holders have not converted the Notes and the Notes have not been redeemed by the maturity date, Legacy Appgate must repay the outstanding principal amount and accrued interest.

Promissory Notes

On March 31, 2019, Legacy Appgate issued the Promissory Notes to each of Cyxtera and the Management Company. The outstanding principal and interest under the Promissory Notes was $153.8 million and $130.3 million as of December 31, 2020 and 2019, respectively. As discussed above and in Legacy Appgate’s unaudited condensed consolidated financial statements, on February 8, 2021, Legacy Appgate repaid Cyxtera the full amount on the then outstanding principal and interest of $20.6 million under the Promissory Note held by Cyxtera and made a partial repayment of $99.0 million to the Management Company on the then outstanding principal and interest of $133.6 million under the Promissory Note held by the Management Company. On that same date, the Management Company issued a payoff letter to Legacy Appgate extinguishing the balance remaining unpaid following such repayment. Because Cyxtera was Legacy Appgate’s direct parent at the time of issuance of the Promissory Notes and an affiliate under common control with Legacy Appgate at the time of repayment, Legacy Appgate recognized the note extinguishment of $34.6 million as a capital contribution in 2021.

Other Contractual Obligations and Commitments

In addition to its debt obligations under the Notes, and lease obligations under several operating and finance lease arrangements, Legacy Appgate has other contractual commitments. Refer to Note 8 – Leases and Note 9 – Convertible Notes, to Legacy Appgate’s unaudited condensed consolidated financial statements included elsewhere in the Report for additional information on maturities. Refer to Note 10 – Commitments and Contingencies to Legacy Appgate’s unaudited condensed consolidated financial statements included elsewhere in the Report for additional information regarding cash amounts committed under other contractual obligations.

Cash Flow

Cash Flows for the Six Months ended June 30, 2021 and 2020. The following table sets forth Legacy Appgate’s historical cash flows for the periods indicated, and the changes between periods (in thousands):

	Six Months Ended June 30,
	2021	2020
Net cash, cash equivalents and restricted cash used in operating activities	$(29,886)	$(6,396)
Net cash, cash equivalents and restricted cash provided by (used in) investing activities	$124,555	$(362)
Net cash, cash equivalents and restricted cash (used in) provided by financing activities of continuing operations	$(69,832)	$5,669

Operating Activities

Legacy Appgate’s largest source of operating cash is cash collections from customers for sales of licenses and services. Legacy Appgate’s primary uses of cash from operating activities are for employee-related expenditures, marketing expenses and third-party hosting costs.

During the six months ended June 30, 2021, Legacy Appgate used $29.9 million of cash in its operating activities, whereas Legacy Appgate used $6.4 million of cash in its operating activities during the same period in the prior year. The change in cash flows from operating activities during the six months ended June 30, 2021 when compared to the same period in the prior year was primarily from cash and working capital generated by discontinued operations.

Investing Activities

During the six months ended June 30, 2021, Legacy Appgate’s investing activities provided $124.6 million of cash, whereas Legacy Appgate used $0.4 million in investing activities during the same period in the prior year. The change in cash flows from investing activities during the six months ended June 30, 2021 when compared to the same period in the prior year was primarily due to the receipt of $125.0 million in net proceeds received from the sale of Brainspace in January 2021.

Financing Activities

During the six months ended June 30, 2021, Legacy Appgate used $69.8 million in financing activities, whereas Legacy Appgate’s financing activities provided $5.7 million of cash during the same period in the prior year. Cash used in financing activities during the six months ended June 30, 2021 was primarily due to the repayment of $119.6 million to Cyxtera in February 2021 as settlement and extinguishment of the Promissory Notes. During the same period, Legacy Appgate received gross proceeds of $50.0 million from the issuance of the Notes. Cash provided by financing activities during the six months ended June 30, 2020 was from cash advances received under the Promissory Notes.

Cash Flows for the Years Ended December 31, 2020 and 2019. The following table sets forth Legacy Appgate’s historical cash flows for the periods indicated, and the changes between periods (in thousands):

	Years Ended December 31,
	2020	2019
Net cash, cash equivalents and restricted cash used in operating activities	$(17,183)	$(42,670)
Net cash, cash equivalents and restricted cash used in investing activities	$(1,074)	$-
Net cash, cash equivalents and restricted cash provided by financing activities	$19,408	$43,085

Operating Activities

During 2020, Legacy Appgate used $17.2 million of cash in its operating activities as compared to $42.7 million during 2019. The change in net cash used in operating activities during 2020 compared to 2019 was primarily due to a net increase in cash provided by operating activities from discontinued operations by $10.3 million and changes in working capital of continuing operations.

Investing Activities

During 2020, Legacy Appgate used $1.1 million of cash in investing activities in the acquisition of property and equipment following the separation from Cyxtera. Legacy Appgate did not use cash in investing activities during 2019.

Financing Activities

During 2020, Legacy Appgate’s financing activities provided $19.4 million of cash as compared to $43.1 million during 2019. The change in net cash provided by financing activities during 2020 compared to 2019 was primarily due to less cash borrowed under the Promissory Notes.

Critical Accounting Estimates

The discussion and analysis of Legacy Appgate’s financial condition and results of operations are based upon Legacy Appgate’s unaudited condensed consolidated financial statements and Legacy Appgate’s consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities at the date of Legacy Appgate’s financial statements. Legacy Appgate evaluates its estimates and assumptions on an ongoing basis. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, impacting Legacy Appgate’s reported results of operations and financial condition.

Critical accounting policies and estimates are those that Legacy Appgate considers the most important to the portrayal of its financial condition and results of operations because they require Legacy Appgate’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Based on this definition, Legacy Appgate has identified the following critical accounting policies and estimates: revenue from contracts with customers, accounting for income taxes, and accounting for goodwill and intangible assets. These critical accounting policies are addressed below. In addition, Legacy Appgate has other key accounting policies and estimates that are described in Note 1 – Business and Summary of Significant Accounting Policies to Legacy Appgate’s unaudited condensed consolidated financial statements and consolidated financial statements included elsewhere in the Report.

Revenue Recognition

Legacy Appgate recognizes revenue under ASC 606. Under ASC 606, Legacy Appgate recognizes revenue when its customers obtain control of goods or services in an amount that reflects the consideration that it expects to receive in exchange for those goods or services.

Legacy Appgate primarily sells its software through on-premise term-based license agreements, perpetual license agreements and SaaS subscriptions, which allow its customers to use its SaaS services without taking possession of the software. Legacy Appgate’s products offer substantially the same functionality whether its customers receive them through a perpetual, or term-based license or a SaaS arrangement. Legacy Appgate’s agreements with customers for software licenses may include maintenance contracts and may also include professional services contracts. Maintenance revenues consist of fees for providing unspecified software updates and technical support for its products for a specified term, which is typically one to three years. Legacy Appgate offers a portfolio of professional services and extended support contract options to assist its customers with integration, optimization, training and ongoing advanced technical support. Legacy Appgate also generates revenue from threat advisory services, including penetration testing, application assessments, vulnerability analysis, reverse engineering, architecture review and source code review.

If a contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. For contracts that contain multiple distinct performance obligations, Legacy Appgate allocates the transaction price to each performance obligation based on a relative standalone selling price (“SSP”). Legacy Appgate determines the transaction price with reference to the SSP of the various performance obligations inherent within a contract. The SSP is determined based on the prices at which Legacy Appgate separately sells these products, assuming the majority of these fall within a pricing range. In instances where SSP is not directly observable, such as when Legacy Appgate does not sell the software license separately, Legacy Appgate derives the SSP utilizing market conditions and other factors, including customer type, market conditions and pricing objectives, historical sales data, and negotiated discounts from price lists, if any, that can require significant judgement.

Income Taxes

Through December 31, 2019, the operations of Legacy Appgate were included in the consolidated U.S. federal, state, local and foreign income tax returns, filed by Cyxtera, where applicable. Income tax expense and other income tax related information contained in the consolidated financial statements is presented on a separate return basis as if Legacy Appgate filed its own tax returns for 2019.

Legacy Appgate accounts for income taxes using the asset and liability method. Deferred income taxes are recognized by applying the enacted statutory tax rates applicable to future years to differences between the carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance to amounts that are more likely than not to be realized. In addition, certain Federal and state NOL carryforward assets are reduced by a valuation allowance and/or may be limited by Internal Revenue Code Section 382.

Goodwill and Other Long-Lived Assets, including Acquired Intangible Assets

Goodwill represents the excess of the fair value of purchase consideration in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill amounts are not amortized, but rather tested for impairment at least annually or more often if circumstances indicate that the carrying value may not be recoverable. Upon the Cyxtera Spin-Off, Legacy Appgate’s opening carve-out consolidated financial statements included the goodwill balances carried over from Cyxtera in connection with Cyxtera’s acquisition of the entities that formed Legacy Appgate, less impairments. Legacy Appgate performs annual impairment tests of goodwill on October 1st of each year or whenever an indicator of impairment exists. During 2019, Legacy Appgate recorded a goodwill impairment charge of $170.0 million. The impairment charge was attributed to weaker performance in sales while operating under Cyxtera, as compared to the assumptions contained in the models Cyxtera used to value the assets at the time of their acquisition by Cyxtera. Legacy Appgate did not record any impairment of goodwill in 2020 or during the six months ended June 30, 2021.

Acquired intangible assets consist of identifiable intangible assets, including developed technology, trademarks and tradenames, and customer relationships, resulting from business combinations. Acquired finite-lived intangible assets are initially recorded at fair value and are amortized on a straight-line basis over their estimated useful lives. Amortization expense of trademarks and tradenames, and customer relationships is recorded primarily within depreciation and amortization in Legacy Appgate’s consolidated statements of operations. Amortization expense of developed technology is recorded within cost of revenue in Legacy Appgate’s consolidated statements of operations.

Long-lived assets, such as property and equipment and acquired intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Legacy Appgate measures the recoverability of these assets by comparing the carrying amounts to the future undiscounted cash flows that these assets are expected to generate. If the total of the future undiscounted cash flows are less than the carrying amount of an asset, Legacy Appgate records an impairment charge for the amount by which the carrying amount of the asset exceeds the fair value. Legacy Appgate did not record any impairment of long-lived assets in 2019, 2020 or during the six months ended June 30, 2021.

Recent Accounting Pronouncements

Recently issued accounting pronouncements are described in Note 1 of Legacy Appgate’s consolidated financial statements included elsewhere in the Report.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact Legacy Appgate’s financial position due to adverse changes in financial market prices and rates. Since Legacy Appgate has operations in the United States and internationally, its market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. Legacy Appgate does not hold financial instruments for trading purposes.

Foreign Currency Exchange Risk

Legacy Appgate’s revenues and expenses are primarily denominated in U.S. dollars. During 2020 and 2019, Legacy Appgate recorded a loss of $0.1 million and $0.3 million on foreign exchange transactions, respectively. For the three months ended June 30, 2021 and 2020, Legacy Appgate recorded a loss of $45 thousand and $36 thousand on foreign exchange transactions, respectively. For the six months ended June 30, 2021, Legacy Appgate recorded a loss of $0.1 million on foreign exchange transactions (amount was not significant for the same period in 2020). To date, Legacy Appgate has not entered into any hedging arrangements with respect to foreign currency risk or other derivative financial instruments but may do so in the future if its exposure to foreign currency should become more significant. For business conducted outside of the United States, Legacy Appgate may have both revenue and costs incurred in the local currency of the subsidiary, creating a partial natural hedge. Changes to exchange rates therefore have not had a significant impact on the business to date. However, Legacy Appgate will continue to reassess its foreign exchange exposure as it continues to grow its business globally. During the years ended December 31, 2020 and 2019, and the three and six months ended June 30, 2021 and 2020, a hypothetical 10% change in foreign currency exchange rates applicable to Legacy Appgate’s business would not have had a material impact on its condensed consolidated financial statements.

Interest Rate Risk

Legacy Appgate does not hold financial instruments subject to variable interest rates.

Inflation Risk

Legacy Appgate does not believe that inflation has had a material effect on its business, financial condition, or results of operations. If its costs become subject to significant inflationary pressures, Legacy Appgate may not be able to fully offset such higher costs through price increases. Legacy Appgate’s inability or failure to do so could harm its business, financial condition, and operating results.